Renzo Formigli

December 3, 2015

To Whom It May Concern,

Effective as of the date of this letter, I hereby resign from all positions as an officer and director of Formigli Inc. (the “Company").

May it be known that there exists no disagreement between myself and the Company on any matter relating to the registrant’s operations, policies or practices, nor is my resignation a result of removal for cause.

I ask that the Secretary of the Company file this letter of resignation appropriately in the corporate records book, and advise counsel to update any relevant documents.

Sincerely,

Renzo Formigli